                                                                    Exhibit 10.1
                                       -1-

         THIS EMPLOYMENT AGREEMENT (the "2002 Agreement") is made as of the 1st day of June 2002, by and between Intermagnetics General Corporation, a New York corporation (the "Company"), and Glenn H. Epstein ("Executive").

         WHEREAS, the parties entered into agreements related to Executives employment dated April 1, 1997, October 15, 1998, June 1, 1999 and June 1, 2000 ("the Prior Agreements"); and

         WHEREAS, the parties now wish to make certain changes in the employment relationship between the Company and Executive on such terms and conditions as will continue to secure the benefit of Executive's services to the Company as President and Chief Executive Officer; and

         WHEREAS, Executive and the Company desire that the Prior Agreements be superseded in all respects by this 2002 Agreement, except as to the terms of certain options previously granted to Executive under the Prior Agreements.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment.

         The Company hereby employs or retains Executive, and Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

         1.1 Term.

         Subject to the provisions of Sections 8 and 9 below, the initial term of this 2002 Agreement shall be five years beginning June 1, 2002 and ending on May 31, 2007 (the "Employment Term"). As used in this 2002 Agreement, the term "year" shall refer to a three hundred and sixty five (365) day period. If neither party provides written notice to the other party prior to June 1, 2003 of its or his desire to terminate the employment of Executive, the Employment Term shall be extended for one additional year, until May 31, 2008. On each successive June 1st following June 1, 2003 (the "Anniversary Date"), the Employment Term shall be automatically extended from year to year for an additional one (1) year period (for example, on June 1, 2004, the term shall extend to May 31, 2009), unless either party provides written notice to the other prior to the Anniversary Date of its or his desire to terminate the employment of Executive.

         1.2 Duties and Responsibilities.

         (a) During the 2002 Agreement Term, Executive shall be employed full time as Chief Executive Officer and President of the Company and shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to him from time to time by the Company's Board of Directors, and he shall cooperate fully with the Board of Directors and other executive officers of the Company. During the 2002 Agreement Term Executive shall also be available to perform similar duties on behalf of subsidiaries or divisions of the Company. During the 2002 Agreement Term Executive shall at all times comply with policies and procedures adopted by the Company and ratified by the Board of Directors for employees of the Company and its subsidiaries, including without limitation the procedures and policies adopted by the Company regarding conflicts of interest. In the event the Company and Executive determine that it is in the best interest of the Company to appoint a separate individual as President of the Company, such appointment shall not be considered a diminution in duties for purposes of
Section 8 below.
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                                       -3-

         (b) Executive represents and covenants to the Company that he is not subject, or a party, to any employment agreement, non-competition covenant, non-disclosure agreement or any similar agreement, covenant, understanding or restriction which would prohibit Executive from executing this 2002 Agreement or from performing his duties and responsibilities hereunder during the 2002 Agreement Term or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by the Company or the scope of assistance to which he may now or in the future provide to subsidiaries or divisions of the Company, including without limitation any duties and responsibilities relating to the development, production and/or sale of (i) superconductive wire and materials,
(ii) permanent and superconductive magnet systems, or RF coils, used in MRI diagnostic imaging systems, (iii) NMR spectroscopy systems, (iv) devices for separation of materials by magnetic means, (v) cryogenic equipment and refrigeration systems, or (vi) products related to any other business in which the Company or any of its affiliates is engaged as of the date of Executive's separation of employment with the Company for any reason whatsoever.
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                                       -4-

         1.3 Extent of Service.

         (a) During the 2002 Agreement Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 1.2(a) hereof and to devote his full time, attention and energy thereto. Executive further agrees not to work either on a part time or independent contracting basis for any other business or enterprise during the 2002 Agreement Term without the prior written consent of the Board of Directors of the Company.

         (b) Except as provided in Section 5 hereof, subsection (a) hereof shall not be construed as preventing Executive from making investments in other businesses or enterprises, volunteering for community service or from serving as a director of any other business or enterprise, provided that such directorship is approved by the Company's Board of Directors and that Executive agrees not to become engaged in any other business activity which may interfere with his ability to discharge his duties and responsibilities to the Company as an executive.

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                                       -5-

         1.4 Base Compensation During 2002 Agreement Term.

         For all the services rendered by Executive during the 2002 Agreement Term, the Company shall pay Executive an annual salary at the rate of $420,000 for the first year of the 2002 Agreement Term, plus additional amounts, if any, as may be approved by the Company's Board of Directors, less withholdings required by law or agreed to by Executive, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Compensation Committee of the Board of Directors of the Company shall annually review Executive's base compensation based on Executive's job performance, the Company's financial condition, and the profitability and performance of the Company, and in its sole discretion shall provide Executive with an adjustment in Executive's annual salary. During the 2002 Agreement Term, Executive shall also be (i) entitled to participate in such vacation pay, life insurance, pension benefits and other fringe benefit plans as may exist from time to time for the senior officers of the Company (subject to payment of such portion of the costs thereof as the Company requires from its senior officers) (referred to herein as "the Common Benefit Plans"), excluding any supplemental pension, savings, retirement of other such plan that may subsequently be adopted by the Company for its senior officers provided, however, that nothing herein shall be deemed to require the Company to maintain in force any of the Common Benefit Plans during the term of this 2002 Agreement or to limit its right to amend the same for executives and other senior officers of the Company in any manner during the employment term; (ii) provided with full access and personal use of a suitable Company owned and assigned vehicle including all related expenses and insurance; (iii) provided with one social club membership as chosen by Executive; (iv) provided with a term life insurance policy for the duration of Executive's employment as President and Chief Executive Officer with the Company payable to Executive's designated beneficiary or beneficiaries in the face amount of four times Executive's annual base salary as of June 1, 2002 , and adjusted each contract year thereafter; and (v) entitled to be reimbursed for the reasonable expenses incurred by him in obtaining advice and services related to financial and retirement planning, not to exceed Ten Thousand Dollars ($10,000) annually. Notwithstanding the foregoing, during the 2002 Agreement Term, the Company shall provide Executive, annually, with a lump sum payment of an amount sufficient to enable him to purchase a disability insurance policy for Executive with coverage equal to sixty percent (60%) of his then current base salary, with a waiting period of 26 weeks, subject to reductions for Social Security disability and worker's compensation payments, if any, received by Executive. The disability policy shall define "disability" to be Executive's inability because of physical or mental impairment of Executive to perform his material duties on a full-time basis, as described in Sections 1.2 and 1.3, and shall provide for partial disability coverage in the event Executive is unable to perform those duties on a full-time basis and his income is reduced because of such disability.
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                                       -6-

         1.5  Bonus.

         In addition to the compensation set forth above, during the 2002 Agreement Term Executive shall be entitled to participate in the Company's incentive bonus program ("IBP") maintained for the Company's executives, as the IBP may be modified from time to time. For the initial year of the 2002 Agreement, Executive's annual incentive target level bonus will be set at 100% of base salary with actual bonus earned pursuant to the overall terms of the "IBP" of the company.

         1.6 Stock Options and Stock Grants.

         In consideration for Executive's continued employment under the 2002 Agreement the Company will provide, by separate agreement, a long-term equity incentive grant via the terms of the Company's 2000 Stock Option and Stock Award Plan.

         1.7 Supplemental Benefits.

         In addition to the compensation and equity participation set forth above, during the first year of the 2002 Agreement Term the Company shall pay Executive the sum of Fifty-Six Thousand and Seven Hundred Dollars ($56,700). For each subsequent year of the 2002 Agreement Term the Company shall pay Executive an amount calculated by increasing the previous year's payment by the percentage by which Executive's Base Compensation has increased in accordance with the provision of Section 1.4 of the 2002 Agreement. Executive shall select either a non-qualified Supplemental Executive Benefit Agreement or other similar program for which the intent is to remove caps imposed by US Government tax regulations on the Company's qualified retirement and savings programs. The Company's sole obligation with respect to such supplemental benefits shall be to pay a lump sum as set forth in the first sentence of this paragraph from which Executive shall choose a company provided or self-directed supplemental benefit. Executive shall not be eligible to participate in any additional supplemental benefit program as may be established in the future by the Company for its other senior officers.

2. Expenses.

         Executive shall be reimbursed for the reasonable and necessary business expenses incurred by him in connection with his performance of services hereunder during the 2002 Agreement Term upon presentation of an itemized account in accordance with Company policies.

3. Developments.

         All developments (including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings) which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the "Developments") including business plans, programs, financial or operating reports, projections or budgets, which Executive, either by himself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of while an employee of the Company or which Executive, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during his employment with the Company, shall become and remain the sole and exclusive property of the Company. Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Board of Directors of the Company. At any time and from time to time, upon the request and at the expense of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.
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                                       -9-

4. Confidential Information.

         Executive recognizes and acknowledges that by reason of his employment by the Company he has had and, by reason of his continued employment with the Company, will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, business policies, programs, operating reports, procedures or booklets, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have had or will have business dealings with the Company and its affiliates ("Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the his employment with the Company, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties during his employment may require) without the prior written authorization of the Company's Board of Directors, unless such information is in the public domain through no fault of Executive or except as may be required by law.

5. Non-Competition.

         5.1 Limitation.

         During such time as Executive is employed by the Company, and for two
(2) years following the separation of the employment of Executive for any reason whatsoever with the Company (or such longer period as may be provided for in Sections 8.4 and 8.5 hereof) (the "Restricted Period") he will not, unless acting pursuant hereto or with the prior express written consent of the Board of Directors of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a director, officer, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in the development, production, sale, rental or repair of (i) superconductive wire and materials, (ii) permanent and superconductive magnet systems, or RF coils, used in MRI diagnostic imaging systems, (iii) NMR spectroscopy systems, (iv) devices for separation of materials by magnetic means, (v) cryogenic equipment and refrigeration systems or (vi) products related to any other business in which the Company or any of its affiliates is engaged as of the date of Executive's separation of employment with the Company for any reason whatsoever. It is recognized by Executive that the business of the Company and the other subsidiaries or divisions of the Company which provide similar products or services and Employee's connection therewith is or will be international in scope, and that geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 6 hereof) are therefore not appropriate.
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                                      -11-

         5.2 Exception.

         The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

6. No Solicitation of Customers or Employees.

         (a) Executive agrees that during the 2002 Agreement Term and for a period of two (2) years after termination of Executive's employment relationship with the Company for any reason whatsoever (or such longer period as may be provided for in Sections 8.4 and 8.5 hereof) (the "Restricted Period"), he will not, directly or indirectly, on his behalf or in the service or on behalf of others, call on or solicit, either directly or indirectly, any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior to the termination of Executive's employment with the Company had been, a customer of the Company or any of its affiliates with respect to the activities prohibited by Section 5 hereof.
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                                      -12-

         (b) Executive agrees that during the Restricted Period he will not undertake, either directly or indirectly, on his behalf, or in the service or behalf of others, to solicit, divert or hire in any way, or attempt to solicit, divert or hire, for any other business or enterprise, company, partnership or proprietorship, a full-time, part-time or temporary employee of the Company.

7. Equitable Relief.

         7.1 Right to Equitable Relief.

         Executive acknowledges that the restrictions contained in Sections 4, 5 and 6 hereof are the essence of the contract from the Company's standpoint and are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this 2002 Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company and its shareholders for which there is no adequate remedy at law. Executive also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction within the State of New York or in a court of competent jurisdiction in any other state. Executive hereby waives any objections on the grounds of improper jurisdiction or venue to the commencement of an action in the State of New York and agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 16 hereof. In the event that any of the provisions of Sections 4, 5 or 6 hereof should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. The seeking or granting of such equitable relief shall be in addition to any other forms of relief or damages available to the Company in the event of a breach of this Agreement by Executive.

         7.2 Dissemination of Restrictions.

         Executive agrees that until the expiration of the covenants contained in Sections 3, 4, 5 and 6 of this 2002 Agreement, he shall provide, and that the Company may similarly provide, a copy of the covenants contained in such Sections to any business or enterprise, company, partnership or proprietorship
(i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (ii) with which he may be connected with as a director, employee, officer, executive, partner, principal, agent, representative, consultant or otherwise, or (iii) in connection with which he may use or permit his name to be used.

8. Termination.

         Unless otherwise modified by the terms of Section 1.1, hereof, this 2002 Agreement shall terminate prior to the expiration of the 2002 Agreement Term upon the occurrence of any one of the following events:

         8.1. Disability.

         In the event that Executive is unable to perform his material duties and responsibilities hereunder to the full extent required by the Board of Directors of the Company by reason of physical or mental illness, impairment or incapacity for 26 weeks in any fifty-two (52) week period, during which time he shall continue to be compensated as provided in Section 1.4 hereof (less any payments due Executive under disability benefit programs, including Social Security disability, worker's compensation and disability retirement benefits), this 2002 Agreement and any renewal thereto may be terminated by the Company, by providing thirty (30) days written notice to Executive. In such event, the Company shall have no further liability or obligation to Executive for compensation hereunder; provided, however, that Executive will be entitled to receive, in addition to amounts due him in such circumstances under any pension or benefit plans of the Company (including, without limitation, the Company's Retirement Plan, Supplemental Retirement Plan (if any), Supplemental Income Plan and Savings Plan (if any), (i) during the 2002 Agreement Term, the payments prescribed under any disability benefit plan which may be in effect for employees of the Company and in which he participated (subject, however, to the minimum disability benefit provisions set forth in Section 1.4 hereof), (ii) a pro rata portion of the bonus, if any, referred to in Section 1.5 hereof in respect of the period prior to the date on which Executive first became disabled, (iii) payment of all accrued vacation, sick and banked bonuses, and
(iv) accelerated vesting of all outstanding options and stock grants. Executive agrees, in the event of any dispute under this Section 8.1, to submit to a physical examination by a licensed physician selected by the Board of Directors of the Company.

         8.2 Death.

         In the event that Executive dies during the 2002 Agreement Term or any renewal term thereof, the Company shall pay to his executors, legal representatives or administrators an amount equal to the installment of his salary or compensation referred to in Section 1.4 hereof for the month in which he dies plus a further amount equal to six months' salary or compensation referred to in Section 1.4 hereof and thereafter, the Company shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Executive's estate or designated beneficiaries shall be entitled to receive, in addition to amounts due him in such circumstances under any pension or benefit plans of the Company (including, without limitation, the Company's Retirement Plan, Supplemental Retirement Plan (if any), Supplemental Income Plan and Savings Plan (if any)), (i) during the 2002 Agreement Term, the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Company and in which Executive participated (subject, however, to the minimum life insurance provisions set forth in Section 1.4 hereof), (ii) a pro rata portion of the bonus, if any, referred to in Section 1.5 hereof in respect of the year during which Executive died, (iii) payment of all accrued vacation, sick and banked bonuses, and (iv) accelerated vesting of all outstanding options and stock grants.

         8.3 Voluntary Termination.

         In the event that subsequent to June 1, 2002 Executive voluntarily terminates the 2002 Agreement Term at any time upon 30 days prior written notice to the Company.

         8.4 Termination Without Cause.

         The Company shall have the right, exercisable at any time during the term of this 2002 Agreement or any renewal term thereof, to terminate Executive's employment without cause upon thirty (30) days prior written notice. If Executive's employment is terminated without cause, Executive shall be entitled to his then-base annual salary for the balance of Executive's Employment Term (such payments to be referred to as the "Severance Payments"), payment of the prior year annual incentive bonus (if earned but not yet paid) or pro-rata portion of the current year target bonus, payment of all accrued vacation, sick and banked bonuses, and accelerated vesting of all outstanding options and stock grants.

         In such event Executive's obligations under the provisions of Section
5.1 and Section 6 of this 2002 Agreement shall remain binding on Executive as long as he is eligible to receive Severance Payments from the Company pursuant to this paragraph, or two (2) years, whichever is longer.

         8.5 Resignation for Good Reason.

         (a) During the term hereof, Executive may regard Executive's employment as being constructively terminated and may, therefore, resign within 30 days of the occurrence of one or more of the following events, any of which will constitute "good reason" for such resignation: (i) failing to continue the appointment of Executive as Chief Executive Officer or providing written notice of non-renewal of the Employment Term in accordance with Section 1.1 hereof;
(ii) materially diminishing the duties and responsibilities of Executive as Chief Executive Officer, as the same are set forth hereinabove; (iii) assigning to Executive duties and responsibilities inconsistent with his position as Chief Executive Officer; (iv) requiring Executive to relocate his place of employment to a location outside of the 48 contiguous states of the United States; or (v) the failure of the Company to obtain an agreement from any Successors and Assigns to assume and agree to perform this 2002 Agreement, as contemplated in
Section 12 hereof.

         (b) In the event of the occurrence of any of the events or conditions described in Section 8.5(a) and in the event Executive wishes to resign on the basis of occurrence of such event, Executive shall give the Board of Directors notice of his proposed resignation within 30 calendar days of the occurrence of such event, and the Board of Directors shall have 30 calendar days following its receipt of such notice to remedy the occurrence giving rise to such proposed resignation, following which, if the Board of Directors fails to so remedy said occurrence, Executive shall be deemed to have resigned from his employment with the Company for good reason pursuant to this Section 8.5, effective as of the date of such notice, and will be entitled to severance in accordance with
Section 8.4. In such event, Executive's obligations under the provisions of
Section 5.1 and Section 6 of this 2002 Agreement shall remain binding on Executive as long as he is eligible to receive Severance Payments from the Company pursuant to this paragraph, or two (2) years, whichever is longer.

         8.6 Cause.

         Nothing in this 2002 Agreement shall be construed to prevent its termination by the Company at any time for "cause." For purposes of this 2002 Agreement, "cause" shall mean (i) Executive's willful or gross neglect (other than as a result of his disability) of his material duties and responsibilities as an employee and officer of the Company; provided that Executive has received written notice of such neglect from the Board of Directors, has had an opportunity to respond to the notice in a meeting with the Board or a duly appointed committee thereof, and has failed to substantially cure such neglect within 30 calendar days of such notice; (ii) conviction of (or his plea of guilty or nolo contendere to) any felony or any crime involving moral turpitude;
(iii) fraud, gross misconduct, breach of trust or other act of dishonesty materially and negatively affecting the Company's business; provided that Executive has received written notice of such event from the Board of Directors and has had an opportunity to respond to the notice in a meeting with the Board of Directors or a duly appointed committee thereof; or (iv) any violation of Sections 3, 4, 5 and/or 6 of this 2002 Agreement. The Company may, in its discretion, suspend Executive with pay during its investigation or inquiry into such matters as may constitute "cause", and if Executive's employment is terminated for "cause" following such suspension, Executive will be responsible for repayment to the Company of all compensation and the value of all benefits provided to him during the period of such suspension.

         Section 8.7 Payments to Executive.

         Payment to Executive under this Section 8 shall be made by the Company on a weekly basis. The Company's liability, if any, for payments to Executive by virtue of the operation of any subsection or clause in Section 8 of this 2002 Agreement shall be reduced by and to the extent of any compensation received by or accrued for the benefit of Executive, from any source, as an employee, owner, consultant or otherwise, during any period that such payments are made pursuant to this 2002 Agreement.

9. Extraordinary Termination.

         In the event of an Extraordinary Termination during the 2002 Agreement Term, as defined in Section 9.1(b), the following provisions shall apply.

         9.1. Definitions.

         The following terms shall have the meanings indicated for purposes of this Section 9:

         (a) "Control Transaction" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date of this 2002 Agreement, in a Form 8-K filed under the Exchange Act or in any other filing by the Company with the Securities and Exchange Commission; provided that, without limitation, such a Control Transaction shall be deemed to have occurred if:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the voting power of the then outstanding securities of the Company;

                  (ii) during any period of two consecutive calendar years there is a change of twenty-five percent (25%) or more in the composition of the Board of Directors of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.

         (b) "Extraordinary Termination" means (i) termination by the Company of the employment of Executive with the Company for any reason other than as set forth in Section 8 hereof, within three years after a Control Transaction, or
(ii) resignation of Executive upon the occurrence of any of the following events within two years after a Control Transaction:

                  (1) an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of Executive's authority or duties from, those held by Executive immediately prior to the Control Transaction;

                  (2) a reduction in Executive's annual salary or bonus program in effect immediately prior to the Control Transaction;

                  (3) the relocation of Executive's place of employment to a location outside of the 48 contiguous states of the United States;

                  (4) during the 2002 Agreement Term, the failure by the Company to provide Executive with a reasonable number of paid vacation days at least equal to the number of paid vacation days to which he was entitled in the last full calendar year prior to the Control Transaction;

                  (5) the failure of the Company to provide Executive with substantially the same fringe benefits that were provided to him immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is substantially at least as beneficial to Executive in all material respects to such fringe benefits taken as a whole; or

                  (6) the failure of the Company to obtain the express written assumption of and agreement to perform this 2002 Agreement by any successor as and to the extent required by Section 12 of this 2002 Agreement.

         9.2 Termination Payments.

         (a) In the event of an Extraordinary Termination during the 2002 Agreement Term, the Company shall, in addition to any amounts due for periods prior to the Extraordinary Termination, if any, pay to Executive in cash within sixty (60) days after the Extraordinary Termination, in consideration of all the provisions of this Agreement, an amount equal to the sum of:

                  (i) three times the greater of

                           (1) Executive's annual salary at the time of the
                               Control Transaction, or

                           (2) Executive's annual salary immediately prior to
                               the Extraordinary Termination; plus

                  (ii) three times Executive's average annual bonus for the three prior years prior to the Extraordinary Termination; plus

                  (iii) at the option of Executive and in lieu of his exercising any stock options and/or restricted stock grants that he might hold at the time, an amount equal to the excess of the aggregate market price at the close of business on the date of the Extraordinary Termination of the Company's shares subject to all stock options and/or restricted stock grants outstanding and unexercised, whether vested or unvested, over the aggregate exercise price of all such stock options and/or restricted stock grants; plus

                  (iv) payment in lieu of all unused paid personal leave, accrued sick time and prior year bonuses held in "banked" accounts by the company.

         (b) Executive may elect to defer the payment of all or part of the amount to be paid to him under subsection (a) for up to twelve months after the Extraordinary Termination, or to have all or part of such amount paid to him in installments over a period not to exceed twelve months after the Extraordinary Termination.

         (c) In addition to payment of the amounts specified in subsection (a);
(i) for a period of twelve months following an Extraordinary Termination during the 2002 Agreement Term the Company will continue or cause to be continued, at no cost to Executive, medical care and life insurance benefits substantially comparable to those furnished to Executive by the Company immediately prior to the Extraordinary Termination and (ii) the Company shall provide Executive immediate vesting of all Company contributions to any established qualified or non-qualified retirement or savings programs.

         (d) It is the intention of the parties that the payments under this
Section 9 shall not constitute "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations promulgated by the Internal Revenue Service thereunder. In the event that the independent accountants acting as auditors for the Company on the date of a Control Transaction (or another accounting firm designated by them) determine that the payments under this Section constitute "excess parachute payments," the amounts payable under this Section shall be reduced to the maximum amount which may be paid without constituting the payments "excess parachute payments." Such determination shall take into account (i) whether the payments under this 2002 Agreement are "parachute payments" within the meaning of Section 280G and, if so, (ii) the amount of payments under this Section that constitutes reasonable compensation within the meaning of Section 280G. The fees and expenses of the accountants performing this calculation shall be paid in full by the Company. Nothing contained in this 2002 Agreement shall prevent the Company after a Control Transaction from agreeing to pay Executive compensation or benefits in excess of those provided in this 2002 Agreement.

         (e) Notwithstanding and without regard to the provisions of Section 9.2(d) of this 2002 Agreement, in the event of an Extraordinary Termination within twenty-four (24) months after a Control Transaction, the Company agrees that the amount payable to Executive will not be reduced from that to which Executive would be entitled to receive in accordance with Sections 9.2(a), 9.2(b) and/or 9.2(c) hereof, irrespective of whether any or all of such payments would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code. In addition, in the event of an Extraordinary Termination within twenty-four (24) months after a Control Transaction, the Company agrees to reimburse Executive, through a "gross-up" payment, for any excise tax imposed on Executive by to the Internal Revenue Code based on a determination that any portion of the payments provided by the Company to Executive pursuant to Sections 9.2(a), 9.2(b) and/or 9.2(c) constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code. The calculation of payments provided by the Company to Executive pursuant to Sections 9.2(a), 9.2(b), 9.2(c) and/or 9.2(e) shall be made by the independent accountants acting as auditors for the Company on the date of a Control Transaction or by another accounting firm designated by the Company, which accounting services shall be paid for by the Company.

         9.3 Interest and Expenses.

         If the Company shall fail or refuse to pay any amount due under this
Section 9 within the time required, the Company shall pay to Executive, in addition to the payment of any other sums required under this Section:

         (a) interest, compounded daily, on any amount remaining unpaid from the date payment is required under this Section until payment to Executive, at the rate from time to time announced by Corestates Bank as its prime rate plus 1.5%, each change in the rate of interest hereunder to take effect on the effective date of the change in such prime rate; and

         (b) on demand, the amount necessary to reimburse Executive for all expenses (including reasonable attorneys' fees and disbursements) incurred by Executive in enforcing any of the obligations of the Company under this Section.

         9.4 Payment Obligations Absolute.

         The obligation of the Company to pay Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that the Company may have against him or anyone else except any offset due to the Company from Executive by virtue of Executive's engaging in conduct violative of any of the provisions of Sections 4, 5, 6(a) or 6(b) of this 2002 Agreement, or any offset provided for in Section 8.7 of this 2002 Agreement. Except as modified above, all amounts payable by the Company hereunder shall be paid without notice or demand. The Company waives all rights which it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Section, or any other section of this 2002 Agreement, in whole or in part. Except as modified above, each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reason whatsoever, except as provided in Section 9.2(d) hereof Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise.

10. Withholding of Taxes.

         The Company may withhold from any payments under this 2002 Agreement all federal, state or local taxes and FICA taxes as shall be required pursuant to any law, regulation or ruling.

11. Non-Alienation.

         Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this 2002 Agreement, and no benefit payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law.

12. Successor Company.

         The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether in one transaction or a series of transactions) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this 2002 Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this 2002 Agreement. As used in this 2002 Agreement, the "Company" shall mean the Company as herein before defined and any such successors to its business and/or assets.

13. Survival.

         Notwithstanding the termination of this 2002 Agreement by reason of Executive's disability under Section 8.1, voluntary termination under Section 8.3, termination without cause or non-renewal of agreement under Section 8.4, resignation for good reason under Section 8.5, termination for cause under
Section 8.6 or upon an Extraordinary Termination under Section 9, his obligations under Sections 3, 4, 5 and 6 hereof shall survive and remain in full force and effect indefinitely or for such period therein provided, and the provisions for equitable relief against Executive in Section 7 hereof shall likewise continue in force.

14. Governing Law.

         This 2002 Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

15.  Resolution of Disputes.

         In the event a dispute exists between the parties concerning any controversy or claim arising out of or relating to this 2002 Agreement, or the breach thereof, other than a dispute concerning or related to Sections 3, 4, 5, 6 and/or 7 hereof, the parties shall first attempt to resolve such dispute through mediation under the auspices of JAMS/Endispute in the City and State of New York in accordance with the rules of JAMS/Endispute. The mediation shall be before one (1) mediator from the existing panel of employment law mediators maintained by JAMS/Endispute. If mediation is unsuccessful in resolving the dispute the matter shall be referred to arbitration by an agreed-upon arbitrator selected from the panel of JAMS/Endispute's arbitrators specializing in employment law which shall not include the mediator who had attempted to mediate the dispute. In the event the parties are unable to agree upon either a mediator or an arbitrator from the respective JAMS/Endispute panel, either party may petition the Supreme Court, County of New York of the State of New York, for appointment of the mediator or arbitrator from the JAMS/Endispute panel. The arbitrator shall not have the authority to add to, subtract from or in any way modify the express written terms of the Agreement, and in rendering an award, the arbitrator shall be required to adhere to the express written provisions of this Agreement and the intention of the parties appearing therefrom. The mediation agreement or the decision of the arbitrator, as the case may be, shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         The costs for the mediation and/or arbitration shall be borne equally by both parties.

16.  Compliance with Securities Laws.

         Executive shall comply with all federal and state securities laws and Company policies and guidelines relating thereto concerning insider trading, reporting requirements, and confidentiality of undisclosed internal material information about the Company.

17. Litigation, Mediation and Arbitration Expenses.

         In the event a judicial action or proceeding, mediation or arbitration is initiated by either party to enforce the provisions of this 2002 Agreement, the prevailing party, if any, as determined by the court, mediator or arbitrator, shall be entitled to recover reasonable costs, expenses and attorneys' fees from the other party.

18. Notices.

         All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:
Intermagnetics General Corporation
450 Old Niskayuna Road
POB 461
Latham, NY 12110
Attention: Board of Directors

If to Executive, to:
Glenn H. Epstein
POB 261
540 County Route 17
North Chatham, NY 12132

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

19. Contents of 2002 Agreement; Amendment and Assignment.

         (a) This 2002 Agreement supersedes all Prior Agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of the Company and executed on its behalf by a duly authorized officer; provided, however, that (i) the provisions of Sections 3, 4 and 7 shall be in addition to, and not in limitation of, any other invention assignment, confidentiality or similar agreement between the Company and Executive. Without limitation, nothing in this 2002 Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, except as specifically provided herein, during the 2002 Agreement Term.

         (b) Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance and shall not be binding on Executive to the extent that they conflict with the provisions of this 2002 Agreement.

         (c) All of the terms and provisions of this 2002 Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, wherever applicable, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

20. Severability.

         If any provision of this 2002 Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this 2002 Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

21. Remedies Cumulative; No Waiver.

         No remedy conferred upon the Company or Executive by this 2002 Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company or Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Executive from time to time and as often as may be deemed expedient or necessary by the Company or Executive in their sole discretion.

         IN WITNESS WHEREOF, the undersigned have executed this 2002 Agreement as of the date first above written.

ATTEST                              INTERMAGNETICS GENERAL CORPORATION

/s/ K. Hyde                                 /s/ James S. Hyde
---------------------------                 ------------------------------------
                                            James S. Hyde PhD
                                            Chairman, Compensation Committee of
                                            the Board of Directors

Witness                             GLENN H. EPSTEIN

/s/ Katherine M. Sheehan                    /s/ Glenn H. Epstein
------------------------                    ------------------------------------